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                                                                  EXHIBIT 10.47

                                PEOPLESOFT, INC.

                       CRAIG CONWAY EMPLOYMENT AGREEMENT

     This Agreement is made by and between PeopleSoft Inc. (the "Company"), and Craig Conway ("Executive") as of May 10, 1999.

     1.   Duties and Scope of Employment.

          (a) Positions: Employment Commencement Date: Duties. Executive's employment with the Company pursuant to this Agreement shall commence on May 10, 1999 (the "Employment Commencement Date"). As of the Employment Commencement Date, the Company shall employ he Executive as the President and Chief Operating Officer of the Company reporting to the Chairman and the Chief Executive
Officer of the Company. It is expected that Executive shall be promoted to Chief Executive Officer of the Company within six to twelve months from the Employment Commencement Date, subject to Executive's reasonably acceptable performance of his duties hereunder. The period of Executive's employment hereunder is referred to herein as the "Employment Term." During the Employment Term, Executive shall render such business and professional services in the performance of his duties, consistent with executive's position within the Company, as shall reasonably be assigned to him by the Board of Directors (the "Board"), including direct responsibility for the day to day operations of the Company, having he management committee directly report to him, Company financial performance and hiring and employment termination decision-making authority.

          (b) Obligations. During the Employment Term, Executive shall devote his full business efforts and time to the Company. Executive agrees, during the Employment Term, not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board; provided, however, that Executive may serve in any capacity with any civic, educational or charitable organization, or as a member of corporate Boards of Directors or committees thereof upon which Executive currently serves, without the approval of the Board; provided, further that Executive may devote a reasonable amount of time to managing his family investments (notwithstanding Section 3 of the Company's standard Employee Proprietary Information Agreement).

     2. Employee Benefits: Indemnification Agreement. During the Employment Term, Executive shall be eligible to participate in the employee benefit plans maintained by the Company that are applicable to other senior management to the full extent provided for under those plans. Upon his commencement of employment with the Company, Executive shall be offered an indemnification agreement comparable in form and substance to indemnification agreements previously entered into by and between the Company and its executive officers.

     3. At-Will Employment. Executive and the Company understand and acknowledge that Executive's employment with the Company constitutes "at-will" employment. Subject to the Company's obligation to provide severance benefits as specified herein, Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon
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written notice to the other party, with or without good cause or for any or no cause, at the option either of the Company or Executive.

     4.   Compensation.

          (a) Base Salary. While employed by the Company, the Company shall pay the Executive as compensation for his services a base salary at the annualized rate of $500,000 (the "Base Salary"). Such salary shall be paid periodically in accordance with normal Company payroll practices and subject to the usual, required withholding. Executive's Base Salary shall be reviewed annually by the Compensation Committee of the Board for possible increases in light of Executive's performance and competitive data.

          (b) Bonuses. Executive shall receive a cash bonus on account of and subject to his employment through May 24, 2000 in an amount determined by the Compensation Committee of the Board, which amount shall be no less than $250,000 and shall be paid shortly thereafter. For the remainder of the Company's 2000 fiscal year, Executive shall be eligible to earn a target bonus equal to 50% of the Base Salary paid to Executive for that time period. In subsequent fiscal years, Executive shall be eligible to earn a target bonus equal to 50% of Base Salary (the "Target Bonus"). For each period, Executive shall be eligible to receive a greater payment, up to 100% of Base Salary, based on achievement in excess of the target milestones, and with lesser or no payments if the target milestones, and with lesser or no payments if the target milestones are not achieved. Executive's performance shall be evaluated by the Compensation Committee of the Board of Directors based upon performance criteria specified by that committee. The payment of any bonus under this Section 4(b) shall be subject to Executive's employment with the Company through the end of the relevant evaluation period (which employment requirement does not apply with the respect to the Target Bonus component of severance payments made pursuant to Section 4(d)). Executive's Target Bonus shall be reviewed annually by the Compensation Committee of the Board for possible increases in light of Executive's performance and competitive data.

          (c)  Equity Compensation.

               (i) Stock Options. As of the Employment Commencement Date, Executive shall be granted stock options (the "Stock Options") to purchase a total of two million (2,000,000) shares of Company common stock with a per share exercise price equal to twelve and eleven-sixteenths dollars ($12-11/16ths) (the "Employment Commencement Date Stock Value"). The Stock Options shall be for a term of ten years (or shorter upon termination of employment or consulting relationship with the Company) and, subject to accelerated vesting as set forth elsewhere herein, shall vest as to 1/48th of the shares on each month following the Commencement Date, so as to be 100% vested on the four year anniversary thereof, conditioned upon executive's continued employment or consulting relationship with the Company as of each vesting date. The Stock Options may be exercised prior to vesting by means of Executive entering into a fully recourse promissory note bearing the lowest rate of interest to avoid imputed income to Executive, subject to Executive entering into a standard form of restricted stock purchase agreement with the Company. The Stock Options are intended to be "incentive stock options" as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), to the
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maximum extent permitted by the $100,000 rule of Code Section 422(d). Except as specified otherwise herein, these option grants are in all respects subject to the terms, definitions and provisions of the Company's 1989 Stock Plan and the standard form of stock option agreement thereunder (the "Option Agreement"), which documents are incorporated herein by reference; provided, however, that to the extent that the Stock Options may not be granted under the 1989 Stock Plan by virtue of the limitation on the number of shares subject to option that may be granted thereunder in any fiscal year of the Company, they shall be granted outside of the 1989 Stock Plan pursuant to a written option agreement containing the same material terms and conditions as to those governing the option granted under the 1989 Stock Plan. Any such non-Stock Plan stock option shall be registered by the Company on Form S-8 prior to any vesting of such option.

               (ii) Restricted Stock. As soon as practicable following the Employment Commencement Date, Executive shall purchase five hundred thousand (500,000) shares of Company common stock at a purchase price of $0.01 per share (the "Restricted Stock"). The Restricted Stock shall vest (i.e., the Company's right to repurchase the Restricted Stock at its original purchase price shall lapse) as to one hundred twenty five thousand (125,000) shares subject to the Restricted Stock on May 10, 2000 and as to an additional one hundred twenty five thousand (125,000) shares subject to the Restricted Stock each year thereafter through May 10, 2003, conditioned upon Executive's continued employment or consulting relationship with the Company on such dates. The Restricted Stock shall be subject to the terms and conditions of the restricted stock purchase agreement by and between Executive and the Company (the Restricted Stock Purchase Agreement), which is incorporated herein by reference. The Restricted Stock shall be registered by the Company on Form S-8 prior to the date of purchase.


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          (d)  Severance.

               (i) Involuntary Termination Other Than for Cause Restricted Stock Performance-Based Vesting Acceleration. If Executive's employment with the Company in involuntarily terminated by the Company other than for "Cause" (as defined below), then, subject to Executive executing and not revoking a standard form of mutual release of claims with the Company, in addition to any benefits due Executive under Section 4(d)(ii) below, the Restricted Stock shall vest pursuant to either or both, as applicable, of the Stock Performance Milestones if the Stock Performance Milestones are achieved within six (6) months following the date upon which Executive's employment terminates.

               (ii) Voluntary Termination for Good Reason: Involuntary Termination Other Than for Cause. If Executive's employment with the Company is voluntarily terminated by Executive for "Good Reason" (as defined below) or is involuntarily terminated by the Company other than for "Cause" (as defined below), then, subject to Executive executing and not revoking a standard form of mutual release of claims with the Company (i) Executive's Stock Options and Restricted Stock shall immediately have their vesting accelerated to the same extent as such Stock Options and Restricted Stock would have vested had Executive remained employed by the Company for an additional twelve (12) months (reduced to six (6) months if Executive voluntarily terminates his employment for Good Reason within twelve (12) months after the Employment Commencement
Date), with such accelerated vesting based on service-based vesting provisions only and not on achieving the Stock Performance Milestones, (ii) Executive shall receive continued payments of one year's Base Salary plus Target Bonus, less applicable withholding, in accordance with the Company's standard payroll practices, and (iii) the Company shall pay the group health, dental and vision plan continuation coverage premiums for Executive and his covered dependents under Title X of the Consolidated Budget Reconciliation Act of 1985, as amended ("COBRA") for the lesser of (A) eighteen (18) months from the date of Executive's termination of employment, or (B) the date upon which Executive and his covered dependents are covered by similar plans of Executive's new employer.

     For the purposes of this Agreement, "Cause" means (i) a material act of dishonesty made by Executive in connection with Executive's responsibilities as an employee, (ii) Executive's conviction of, or plea of nolo contendere to, a felony, (iii) Executive's gross misconduct in connection with the performance of his duties hereunder, (iv) Executive's death or permanent disability or (v) Executive's material breach of his obligations under this Agreement; provided, however, that with respect to clauses (iii) and (v), such actions shall not constitute Cause if they


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are cured by Executive within thirty (30) days following delivery to Executive of a written explanation specifying the basis for the Company's beliefs with respect to such clauses.

     For the purposes of this Agreement, "Good Reason" means (i) the failure of the Company to appoint Executive as Chief Executive Officer and director within twelve (12) months of the Employment Commencement Date, (ii) a reduction in Executive's Base Salary or Target Bonus, (iii) a reduction in Executive's title (whether or not material) or a material reduction in Executive's authority or duties (other than a material reduction in authority or duties occurring solely by virtue of a "Change of Control" (as defined below), as for example, when Executive remains Chief Executive Officer of the Company following a Change of Control, but the Company is a wholly-owned, privately-held subsidiary or division of a larger company), (iv) the requirement that Executive relocate more than twenty (20) miles from the current Company headquarters, or (v) the Company's material breach of its obligations under this Agreement; provided, however, that with respect to clause (v), such material breach shall not constitute Cause if it is cured by the Company within thirty (30) days following delivery to the Company of a written explanation specifying the basis for the Executive's beliefs with respect to such clause.

     The Executive shall not be required to mitigate the value of any severance benefits contemplated by Section 4 of this Agreement, nor shall any such benefits be reduced by any earnings or benefits that the Executive may receive from any other source.

     5. Change of Control Vesting Acceleration. In the event of a "Change of Control" (as defined below) within twelve (12) months from the Employment Commencement Date, any remaining unvested Stock Options and Restricted Stock held by Executive shall have their vesting accelerated by an amount equal to 50% of the remaining unvested shares. Following such partial acceleration, the remaining unvested shares shall continue to vest at the same rate as prior to the Change of Control, subject to Executive's continued employment or consulting relationship with the Company. In the event of a Change of Control twelve (12) months or after the Employment Commencement Date, any remaining unvested Stock Options and Restricted Stock held by Executive shall become 100% vested and exercisable.

     For the purpose of this Agreement, "Change of Control" is defined as:

          (a) Any "person" (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing forty-five percent (45%) or more of the total voting power represented by the Company's then outstanding voting securities; or

          (b) A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who either
(A) are directors of the Company as of the


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date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

          (c) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty-five percent (55%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

          (d) The consummation of the sale or disposition by the Company of all or substantially all of the Company's assets.

     6. Total Disability of Executive. Upon Executive's becoming permanently and totally disabled (as defined in accordance with Internal Revenue Code
Section 22(e)(3) or its successor provision) during the term of this Agreement, employment hereunder shall automatically terminate, all payments of compensation by the Company to Executive hereunder shall immediately terminate (except as to amounts already earned) and all vesting of the Executive's Stock Options and Restricted Stock shall immediately cease.

     7. Death of Executive. If Executive dies while employed by the Company pursuant to this Agreement, all payments of compensation by the Company to Executive hereunder shall immediately terminate (except as to amounts already earned, which shall be paid to his estate) and all vesting of the Executive's Stock Options and Restricted Stock shall immediately cease.

     8. Assignment. This Agreement shall be binding upon and inure to the benefit of (a) the heirs, beneficiaries, executors and legal representatives of Executive upon Executive's death and (b) any successor of the Company. Any such successor of the Company shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, "successor" shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Executive. Any attempted assignment, transfer, conveyance or other disposition (other than as aforesaid) of any interest in the rights of Executive to receive any form of compensation hereunder shall be null and void; provided, however, that Executive shall be allowed to transfer vested Stock Options and Restricted Stock consistently with the rules under Form S-8 for estate planning and wealth management purposes.


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     9.   Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given if (i) delivered personally or by facsimile, (ii) one (1) day after being sent by Federal Express or a similar commercial overnight service, or (iii) three (3) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors in interest at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

     If to the Company:       PeopleSoft, Inc.
                              4460 Hacienda Drive
                              Pleasanton, CA 94588-3031
                              Attn: General Counsel

     If to Executive:         Craig Conway
                              at the last residential address known by the
                                Company.

     10. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

     11. Proprietary Information Agreement. Executive agrees to enter into the Company's standard Employee Proprietary Information Agreement (the "Proprietary Information Agreement") upon commencing employment hereunder.

     12. Entire Agreement. This Agreement, the Stock Plan, the Option Agreements, the Restricted Stock Purchase Agreement, the indemnification agreement and employee benefit plans referred to in Section 2 and the Proprietary Information Agreement represent the entire agreement and understanding between the Company and Executive concerning Executive's employment relationship with the Company, and supersede and replace any and all prior agreements and understandings concerning Executive's employment relationship with the Company.

     13.  Non-Binding Mediation, Arbitration and Equitable Relief.

          (a) The parties agree to make a good faith attempt to resolve any dispute or claim arising out of or related to this Agreement through negotiation. In the event that any dispute or claim arising out of or related to this Agreement is not settled by the parties hereto, the parties will attempt in good faith to resolve such dispute or claim by non-binding mediation in Contra Costa County, California to be conducted by one mediator belonging to the American Arbitration Association. The mediation shall be held within thirty
(30) days of the request therefor. The costs of the mediation shall be borne equally by the parties to the mediation.


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          (b)  Except as provided in Section 13(c) below, Executive and the
Company agree that, to the extent permitted by law, any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof which has not been resolved by negotiation or mediation as set forth in
Section 13(a) shall be finally settled by binding arbitration to be held in Contra Costa County, California, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the "Rules"). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be confidential, final, conclusive and binding on the parties to the arbitration. Judgment may be entered under a protective order on the arbitrator's decision in any court having jurisdiction.

          (c) The arbitrator shall apply California law to the merits of any dispute or claim, without reference to rules of conflict of law. The arbitration proceedings shall be governed by federal arbitration law and by the Rules, without reference to state arbitration law. Executive hereby expressly consents to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this Agreement and/or relating to any arbitration in which the parties are participants.

          (d) Executive understands that nothing in Section 13 modifies Executive's at-will status. Either the Company or Executive can terminate the employment relationship at any time, with or without cause.

          (e) EXECUTIVE HAS READ AND UNDERSTANDS SECTION 13, WHICH DISCUSSES ARBITRATION. EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EXECUTIVE AGREES, TO THE EXTENT PERMITTED BY LAW, TO SUBMIT ANY FUTURE CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH, OR TERMINATION THEREOF TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EXECUTIVE'S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EXECUTIVE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, THE FOLLOWING CLAIMS:

               (i) ANY AND ALL CLAIMS FOR WRONGFUL DISCHARGE OF EMPLOYMENT; BREACH OF CONTRACT, BOTH EXPRESS AND IMPLIED; BREACH OF THE COVENANT OF GOOD FAITH AND FAIR DEALING, BOTH EXPRESSED AND IMPLIED; NEGLIGENT OR INTENTIONAL INFLICTION OF EMOTIONAL DISTRESS; NEGLIGENT OR INTENTIONAL MISREPRESENTATION; NEGLIGENT OR INTENTIONAL INTERFERENCE WITH CONTRACT OR PROSPECTIVE ECONOMIC ADVANTAGE; AND DEFAMATION.


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               (ii)  ANY AND ALL CLAIMS FOR VIOLATION OF ANY FEDERAL STATE OR
MUNICIPAL STATUTE, INCLUDING, BUT NOT LIMITED TO, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE CIVIL RIGHTS ACT OF 1991, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE FAIR LABOR STANDARDS ACT, THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT, AND LABOR CODE
SECTION 201, et seq;

               (iii) ANY AND ALL CLAIMS ARISING OUT OF ANY OTHER LAWS AND REGULATIONS RELATING TO EMPLOYMENT OR EMPLOYMENT DISCRIMINATION.

     14. Consult & Legal Fee Reimbursement. The Company agrees to directly pay Executive's reasonable consultant and legal fees associated with entering into this Agreement up to $10,000 upon receiving invoices for such services.

     15. Golden Parachute Excise Taxes. In the event that the benefits provided for in this Agreement or otherwise payable to the Executive constitute "parachute payments" within the meaning of Section 280G of the Code and will be subject to the excise tax imposed by Section 4999 of the Code, then the Executive shall receive a payment from the Company sufficient to pay the excise tax and federal and state income and employment taxes arising from the payments made by the Company to Executive pursuant to this sentence; provided, however, that in no event shall the Company be obligated to pay Executive more than one million dollars ($1,000,000) pursuant to this Section 15. Unless the Company and the Executive otherwise agree in writing, the determination of Executive's excise tax liability and the amount required to be paid under this Section 15 shall be made in writing by the independent auditors who are primarily used by the Company immediately prior to the Change of Control (the "Accountants"). For purposes of making the calculations required by this Section 15, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company and the executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 15.

     16. No Oral Modification, Cancellation or Discharge. This Agreement may only be amended, canceled or discharged in writing signed by Executive and the Company's General Counsel and a member of the Compensation Committee of the Board of Directors.

     17. Withholding. The Company shall be entitled to withhold, or cause to be withheld, from payment any amount of withholding taxes required by law with respect to payments made to Executive in connection with his employment hereunder.


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     18.  Governing Law. This Agreement shall be governed by the laws of the
State of California.

     19. Effective Date. This Agreement is effective upon the Employment Commencement Date.

     20. Acknowledgement. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement.


PEOPLESOFT, INC.



/s/ DAVID DUFFIELD
----------------------------------------
David Duffield




EXECUTIVE



/s/ CRAIG CONWAY
----------------------------------------
Craig Conway































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